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                                                                      EXHIBIT 5
                                     LOGO                       August 14, 1996

Board of Directors
Orchard Supply Hardware Stores Corporation
6450 Via Del Oro
San Jose, California 95119

Gentlemen:

  We understand that Orchard Supply Hardware Stores Corporation, a Delaware corporation ("OSH"), Sears, Roebuck & Co., a New York corporation ("Parent"), and a wholly-owned subsidiary of Parent ("MergerSub"), propose to enter into an Agreement and Plan of Merger, to be dated on or about August 14, 1996 (the "Merger Agreement") pursuant to which (a) MergerSub will commence a cash tender offer (the "Offer") for all of the outstanding shares of common stock, $.01 par value per share, of OSH ("OSH Common Stock") at a price of $35.00 per share (the "Offer Price"), and (b) subject to consummation of the Offer, MergerSub will be merged with and into OSH, which will be the surviving entity (the "Merger").

  Pursuant to the Merger, as more fully described in the Merger Agreement and as further described to us by management of OSH, we understand that (a) each outstanding share of OSH Common Stock (other than shares owned by Parent or its wholly-owned subsidiaries, treasury shares and shares whose holders perfect dissenters' rights) will be converted into cash equal to the higher of
(i) the Offer Price and (ii) the price at which the Offer is actually consummated (such higher price, the "Merger Price"), and (b) each outstanding share of preferred stock, $.01 par value per share, of OSH ("OSH Preferred Stock") will be converted into the product of (i) the Merger Price multiplied by (ii) the number of shares of OSH Common Stock into which a share of OSH Preferred Stock is convertible immediately prior to the effective time of the Merger (plus accrued but unpaid dividends on such preferred shares). The terms and conditions of the Merger are set forth in more detail in the Offer to Purchase and the Merger Agreement.

  You have asked for our opinion as investment bankers as to whether the consideration to be received by the stockholders of OSH pursuant to the Offer and the Merger (collectively, the "Transactions") is fair to such stockholders from a financial point of view, as of the date hereof. As you are aware, we were not retained to nor did we advise OSH with respect to alternatives to the Transactions or OSH's underlying decision to proceed with or effect the Transactions. Further, we were not requested to nor did we solicit or assist OSH in soliciting indications of interest from third parties for all or any part of OSH.

  In connection with our opinion, we have, among other things: (i) reviewed publicly available financial and other data with respect to OSH, including the consolidated financial statements for recent years and interim periods to April 28, 1996 and certain other relevant financial and operating data relating to OSH made available to us from published sources and from the internal records of OSH (including preliminary financial statements for OSH's fiscal quarter ended July 28, 1996); (ii) reviewed the Merger Agreement; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, OSH Common Stock and OSH Preferred Stock; (iv) compared OSH from a financial point of view with certain other companies in the retail industry which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the retail industry which we deemed to be comparable, in whole or in part, to the Transactions; (vi) reviewed and discussed with representatives of the management of OSH certain information of a business and financial nature regarding OSH, furnished to us by them, including financial forecasts and related assumptions of OSH through

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Orchard Supply Hardware Stores Corporation
August 14, 1996
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1997 prepared by OSH's management, plus extensions of those forecasts through
2000 prepared by Montgomery based on assumptions consistent with those underlying the OSH management forecasts; (vii) made inquiries regarding and discussed the Offer to Purchase, the Transactions and the Merger Agreement and other matters related thereto with OSH's counsel; and (viii) performed such other analyses and examinations as we have deemed appropriate.

  In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on its being accurate and complete in all material respects. With respect to the financial forecasts for OSH provided to us by its management, upon management's advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of OSH's management at the time of preparation as to the future financial performance of OSH and that they provide a reasonable basis upon which we can form our opinion. We have also assumed that there have been no material changes in OSH's assets, financial condition, results of operations, business or prospects since the date of its last financial statements made available to us. We have relied on advice of counsel and independent accountants to OSH as to all legal and financial reporting matters with respect to OSH, the Offer to Purchase, the Transactions and the Merger Agreement. We have assumed that the Transactions will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Exchange Act of 1934 and all other applicable federal and state statutes, rules and regulations. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of OSH, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

  We have further assumed with your consent that the Transactions will be consummated in accordance with the terms described in the Merger Agreement, without any further amendments thereto, and without waiver by OSH of any of the conditions to its obligations thereunder.

  We have acted as financial advisor to OSH in connection with the Transactions and will receive a fee for our services, including rendering this opinion, all of which is contingent upon the consummation of the Transactions. In the ordinary course of our business, we actively trade the equity securities of OSH and Parent for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as an underwriter in connection with offerings of securities of OSH and performed various investment banking services for OSH.

  Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the consideration to be received by the stockholders of OSH pursuant to the Transactions is fair to such stockholders from a financial point of view, as of the date hereof.

  This opinion is directed to the Board of Directors of OSH in its consideration of the Transactions and is not a recommendation to any stockholder whether such stockholder should tender shares of OSH Common Stock or as to how such stockholder should vote with respect to the Transactions. This opinion may not be used or referred to by OSH, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any document filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 in connection with the Transactions.

                                        Very truly yours,

                                        /s/ Montgomery Securities

                                        Montgomery Securities